Exhibit 24(b)

MERRILL LYNCH & CO., INC.

CERTIFICATE OF ASSISTANT SECRETARY

I, Colleen O. Johnson, Assistant Secretary of Merrill Lynch & Co., Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify that attached as Exhibit A hereto is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors held on October 28, 2011, at which meeting a quorum was present and acting throughout and that said resolutions are in full force and effect and have not been amended or rescinded as of the date hereof.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation as of November 7, 2011.

/s/ Colleen O. Johnson Assistant Secretary

(CORPORATE SEAL)

EXHIBIT A

Excerpt from Resolutions of the Board of Directors

of Merrill Lynch & Co., Inc.

October 28, 2011

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Registration of Deferred Compensation Obligations under

the Merrill Lynch & Co., Inc. 2012 Performance Year Deferred Compensation Plan

FURTHER RESOLVED, that Edward P. O’Keefe, Lauren Mogensen, Craig T. Beazer and Teresa M. Brenner, and each of them with full power to act without the other, be, and they hereby are, authorized and empowered to sign the aforesaid Registration Statement and any amendment or amendments (including post-effective amendments) thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer or director of the Corporation;

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